Exhibit 99.1

For immediate release	Eric R. Graef
April 23, 2007	Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES IMPROVED FINANCIAL RESULTS
FOR THE QUARTER ENDED MARCH 31, 2007
•	Net income increased 49% for the first quarter on a 7% increase in net sales
•	Earnings per diluted share increased 60% for the first three months
Mayfield Village, Ohio, April 23, 2007 — Preformed Line Products Company (Nasdaq:PLPC) today reported financial results for the first quarter ended March 31, 2007.
Net income for the quarter ended March 31, 2007 increased 49% to $3,718,000, or $.69 per diluted share, compared to $2,499,000, or $.43 per diluted share, for the comparable period in 2006.
Sales for the quarter of $56,531,000 were 7% higher than sales of $52,635,000 in the first quarter of 2006.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “We experienced improvements in our major domestic markets during the quarter. Sales in our domestic core markets of power and telecommunications improved 21% in the first quarter of 2007 compared to 2006. Investment in new projects to upgrade the power grid by the electric utility companies was the major driver of this increase. We also benefited from increasing investment by cable companies to defend their market share as well as the investment by communication companies in running fiber to the premise. Foreign sales were down less than 1% from the previous year; however, currency had a 4% favorable impact on sales. I am pleased with the increase in net income of nearly 50% and am optimistic about the rest of the year.”

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates four domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2007. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME
(UNAUDITED)

In thousands, except per share data	Three month periods ended March 31,
	2007	2006

Net sales	$56,531	$52,635
Cost of products sold	37,623	36,164

GROSS PROFIT	18,908	16,471

Costs and expenses
Selling	5,963	5,767
General and administrative	5,816	5,796
Research and engineering	1,946	1,873
Other operating expenses — net	186	61

	13,911	13,497

Royalty income — net	381	346

OPERATING INCOME	5,378	3,320

Other income (expense)
Interest income	305	402
Interest expense	(165)	(102)
Other expense — net	(6)	(19)

	134	281

INCOME BEFORE INCOME TAXES	5,512	3,601

Income taxes	1,794	1,102

NET INCOME	$3,718	$2,499

Net income per share — basic	$0.69	$0.44

Net income per share — diluted	$0.69	$0.43

Cash dividends declared per share	$0.20	$0.20

Weighted average number of shares outstanding — basic	5,360	5,731

Weighted average number of shares outstanding — diluted	5,406	5,792

In 2007 we adopted FASB Staff Position No. AUG AIR — 1 retrospectively. Consequently for the three month period ended March 31, 2006 net income increased by $15.

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
Thousands of dollars, except share data	2007	2006
ASSETS
Cash and cash equivalents	$21,392	$29,949
Accounts receivable, less allowances of $1,088 ($1,209 in 2006)	38,336	30,029
Inventories — net	44,183	40,415
Prepaids and other	7,289	5,032

TOTAL CURRENT ASSETS	111,200	105,425

Property and equipment — net	54,016	52,810
Deferred income taxes	3,914	5,145
Goodwill — net	4,793	2,166
Patents and other intangibles — net	2,465	2,546
Other assets	2,653	2,760

TOTAL ASSETS	$179,041	$170,852

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$4,816	$3,738
Current portion of long-term debt	2,168	2,157
Trade accounts payable	14,865	11,606
Accrued compensation and amounts withheld from employees	6,218	5,556
Accrued expenses and other liabilities	8,459	10,022

TOTAL CURRENT LIABILITIES	36,526	33,079

Long-term debt, less current portion	1,740	2,204
Other non-current liabilities and deferred income taxes	7,074	4,421

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,358,437 and 5,360,259 outstanding, net of 367,333 and 365,311 treasury shares at par, respectively	10,717	10,721
Paid in capital	1,629	1,562
Retained earnings	133,686	131,949
Accumulated other comprehensive loss	(12,331)	(13,084)

TOTAL SHAREHOLDERS’ EQUITY	133,701	131,148

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$179,041	$170,852

In 2007 we adopted FASB Staff Position No. AUG AIR — 1 retrospectively. Consequently at December 31, 2006 retained earnings increased by $215, accrued expenses decreased by $326 and deferred income taxes decreased $111.